Exhibit 99.1

For immediate release	August 9, 2016

Crown Crafts Reports Fiscal 2017 First Quarter Results

●	Gross profit percentage improves
●	Company remains debt-free with $12.4 million cash balance
●	Board declares quarterly dividend

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2017 first quarter, which ended July 3, 2016.

“Net income remained strong and gross profit increased as a percentage of net sales in the first quarter, which historically is our weakest quarter of the year,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Our net sales were impacted during the quarter by the challenging retail environment in general, as well as overstocking at one of our major customers. In addition, a new modular display was delayed to roll out later in this fiscal year, which also reduced our first-quarter sales. At the same time, while we have experienced some lower selling prices in the marketplace, we also have benefited from lower global supply costs due to the strength of the U.S. dollar, which led to an overall improvement in our gross profit percentage. We remain debt-free, and our cash balance increased to $12.4 million at the end of the quarter, as we continued to manage our business for strong cash flow.”

Financial Results

Net income for the first quarter of fiscal 2017 was $1.1 million, or $0.11 per diluted share, on net sales of $15.6 million, compared with net income of $927,000, or $0.09 per diluted share, on net sales of $17.9 million for the first quarter of fiscal 2016. Gross profit for the current-year quarter was 27.5% of net sales, up from 26.8% in the prior-year quarter.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 7, 2016 to shareholders of record at the close of business on September 16, 2016. “This cash dividend reflects our Board’s ongoing confidence in our business and the financial strength of Crown Crafts,” Chestnut said.

Conference Call

The Company will host a teleconference tomorrow, August 10, 2016, at 10:00 a.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on August 17, 2016. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10089623.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended
	July 3, 2016	June 28, 2015
Net sales	$15,599	$17,858
Gross profit	4,287	4,781
Gross profit percentage	27.5%	26.8%
Income from operations	1,448	1,520
Income before income tax expense	1,490	1,532
Income tax expense	387	605
Net income	1,103	927
Basic earnings per share	$0.11	$0.09
Diluted earnings per share	$0.11	$0.09

Weighted Average Shares Outstanding:
Basic	9,979	10,058
Diluted	10,025	10,108

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	July 3, 2016	April 3, 2016
Cash and cash equivalents	$12,448	$7,574
Accounts receivable, net of allowances	13,697	20,796
Inventories	16,783	14,785
Total current assets	44,334	45,732
Finite-lived intangible assets - net	3,693	3,882
Goodwill	1,126	1,126
Total assets	$51,525	$52,415

Total current liabilities	10,425	12,185

Shareholders’ equity	40,572	40,019
Total liabilities and shareholders’ equity	$51,525	$52,415